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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

DAKOTA GROWERS PASTA COMPANY, INC.
(Exact name of registrant as specified in its charter)

North Dakota (State of incorporation)	45-0423511 (IRS Employer Identification No.)

One Pasta Avenue, Carrington, North Dakota 58421
(Address of principal executive offices including zip code)

(701) 652-2855
(Registrant's telephone number, including area code)

Securities to be Registered Pursuant To Section 12(b) of the Act:

None

Securities to be Registered Pursuant To Section 12(g) of the Act:

Common Stock, $.01 par value per share
(Title of Class)

Series D Delivery Preferred Stock, $.01 par value per share
(Title of Class)

Forward-Looking Statements

        This registration statement contains forward-looking statements based upon assumptions by the management of Dakota Growers Pasta Company, Inc. ("the Company", "Dakota Growers" or "we"), a North Dakota corporation formerly known as Dakota Growers Restructuring Company, Inc. and the successor to Dakota Growers Pasta Company, a North Dakota cooperative, as of the date of this registration statement, including assumptions about risks and uncertainties faced by the Company. When used in this report, the words "believe," "expect," "anticipate," "will" and similar verbs or expressions are intended to identify such forward-looking statements. If management's assumptions prove incorrect or should unanticipated circumstances arise, the Company's actual results could differ materially from those anticipated. These differences could be caused by a number of factors or combination of factors including, but not limited to, those factors described in the "Risk Factors" section of the Company's Form 10-K for the year ended July 31, 2002. Readers are strongly urged to consider such factors when evaluating any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements in this report to reflect future events or developments.

ITEM 1. BUSINESS

        The information set forth in response to Item 101 of Regulation S-K under "Item 1. Business" in the Company's Form 10-K for the year ended July 31, 2002 is incorporated herein by reference in response to this Item 1.

ITEM 2. FINANCIAL INFORMATION

        The information set forth in response to Item 301 of Regulation S-K under "Item 6. Selected Financial Data" in the Company's Form 10-K for the year ended July 31, 2002 is incorporated herein by reference in partial response to this Item 2.

        The information set forth in response to Item 303 of Regulation S-K under "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the year ended July 31, 2002 is incorporated herein by reference in partial response to this Item 2.

        The information set forth in response to Item 305 of Regulation S-K under "Item 7A. Quantitative and Qualitative Disclosures About Market Risk" in the Company's Form 10-K for the year ended July 31, 2002 is incorporated herein by reference in partial response to this Item 2.

ITEM 3. PROPERTIES

        The information set forth in response to Item 102 of Regulation S-K under "Item 2. Properties and Processing Facilities" in the Company's Form 10-K for the year ended July 31, 2002 is incorporated herein by reference in response to this Item 3.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Subject to the paragraphs and table set forth immediately below, the information set forth in response to Item 403 of Regulation S-K under "Item 12. Security Ownership of Certain Beneficial Owners and Management" in the Company's Form 10-K for the year ended July 31, 2002 is incorporated herein by reference in response to this Item 4.

        The address of each person listed below is c/o Dakota Growers Pasta Company, Inc., One Pasta Avenue, Carrington, North Dakota 58421. Each person listed below has sole investment discretion and voting power. In accordance with the Securities and Exchange Commission's rules, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities subject to options held by that person that are currently exercisable or exercisable within 60 days of November 27, 2002 are treated as outstanding. These shares, however, are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficially Owned Securities
Name of Beneficial Owner	Number of Shares of Common Stock	Percent of Total Common Stock	Number of Shares of Series C Preferred	Percent of Total Series C Preferred	Number of Shares of Series D Preferred	Percent of Total Series D Preferred
John S. Dalrymple, III(1)(10)	370,368	3.0%	—	—	333,000	3.0%
Allyn K. Hart	16,723	0.1	—	—	15,000	0.1
Roger A. Kenner(2)	155,596	1.3	—	—	140,000	1.2
James F. Link(3)	59,656	0.5	—	—	54,550	0.5
Eugene J. Nicholas(4)(10)	65,525	0.5	—	—	58,951	0.5
John D. Rice(5)	22,583	0.2	—	—	20,200	0.2
Jeffrey O. Topp(6)(10)	218,056	1.8	—	—	196,420	1.7
Curtis R. Trulson(7)	68,624	0.6	—	—	61,750	0.5
Michael E. Warner(10)	63,441	0.5	—	—	57,038	0.5
Timothy J. Dodd(8)(10)	236,470	1.9	1,291	63.1%	221,784	2.0
Thomas P. Friezen(8)(10)	126,959	1.0	754	36.9	121,752	1.1
All directors and officers as a Group (11 persons)(9)(10)	1,404,001	11.1	2,045	100.0	1,280,445	11.3

(1)
Includes shares held in the names of Mr. Dalrymple's spouse, daughter and the John S. Dalrymple III Trust.

(2)
Includes shares held in the name of Mr. Kenner's spouse.

(3)
Includes shares held in the names of Link Farms LLP LSB Pasta and Link Farms LLP.

(4)
Includes shares held in the name of Mr. Nicholas' spouse.

(5)
Includes shares held in the name of John Rice Farm.

(6)
Includes shares held in the names of T-T Ranch and Mr. Topp's spouse and children.

(7)
Includes shares held in the name of Trulson Brothers.

(8)
Messrs. Dodd and Friezen have been granted options to purchase 1,291 and 754 shares, respectively, of Series C Preferred Stock and 190,800 and 103,656 shares, respectively, of Common Stock in the Company. Each share of Series C Preferred Stock is convertible into 24 shares of Common Stock and 24 shares of Series D Delivery Preferred Stock of the Company. The number of shares of Common Stock presented for Messrs. Dodd and Friezen include 30,984 and 18,096 shares, respectively, of Common Stock issuable upon exercise of the options to purchase Series C Preferred Stock of the Company and conversion of each such share of Series C Preferred Stock into 24 shares of Common Stock in the Company. The number of shares of Series D Delivery Preferred Stock presented for Messrs. Dodd and Friezen includes 30,984 and 18,096 shares, respectively, of Series D Delivery Preferred Stock issuable upon exercise of the options to purchase Series C Preferred Stock of the Company and conversion of each such share of Series C Preferred Stock into 24 shares of Common Stock in the Company, with one share of Series D Delivery Preferred Stock issuable for each share of Common Stock so issued upon conversion. In addition, the number of shares of Common Stock presented for Messrs. Dodd and Friezen include 190,800 and 103,656 shares, respectively, of Common Stock issuable upon exercise of the options to purchase Common Stock of the Company.

(9)
The number of shares of Common Stock and Series D Delivery Preferred Stock and the percentage of the total number of shares of Common Stock and Series D Delivery Preferred Stock beneficially owned by all directors and executive officers as a group are shown on a fully-diluted basis, based upon 12,603,826 shares of Common Stock and 11,324,377 shares of Series D Delivery Preferred Stock outstanding on a fully-diluted basis.

(10)
The information regarding security ownership by beneficial owners and management is subject to modification arising from a tender offer for up to 3,000,000 shares of the Company's Series D Delivery Preferred Stock which was received by the Company's shareholders on or about November 6, 2002. The deadline for shareholder responses to that tender offer was November 25, 2002. (The tender offer is described in a Form 8-K filed by the Company on November 15, 2002.) As of the date of this Form 10, the Company does not yet have information regarding i) the number of shares of Series D Delivery Preferred Stock that may have been tendered by individuals identified on the table or ii) whether any such tenders have been or will be accepted in whole or in part by the offeror in the tender offer. In addition, completion of the sale of any shares of Series D Delivery Preferred Stock which may have been tendered is subject to a variety of contingencies regarding the actual completion of the purchase of shares by the offeror. As a result, recent transactions involving the Series D Delivery Preferred Stock may have occurred subsequent to preparation of the information provided in the table.

        All of the common equity could be sold pursuant to Rule 144 of the Securities Act of 1933 pursuant to Item 403 of Regulation S-K except that because the common equity was originally issued in connection with a transaction subject to Rule 145 under the Securities Act of 1933 there are limits placed on resales of the common equity of the Company by certain affiliates of the Company. More specifically, Rule 144 of the Securities Act of 1933 restricts the ability to resell common equity in excess of one percent of the shares of a class outstanding. There are three affiliates that hold in excess of one percent, therefore they must comply with the restrictions to sell their stock. These affiliates are John S. Dalrymple, III, Roger A. Kenner and Jeffrey O. Topp.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

        The information set forth in response to Item 401 of Regulation S-K under "Item 10. Directors and Executive Officers of the Registrant" in the Company's Form 10-K for the year ended July 31, 2002 is incorporated herein by reference in response to this Item 5.

ITEM 6. EXECUTIVE COMPENSATION

        The information set forth in response to Item 402 of Regulation S-K under "Item 11. Executive Compensation" in the Company's Form 10-K for the year ended July 31, 2002 is incorporated herein by reference in response to this Item 6.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Subject to the paragraphs set forth immediately below, the information set forth in response to Item 404 of Regulation S-K under "Item 13. Certain Relationships and Related Transactions" in the Company's Form 10-K for the year ended July 31, 2002 is incorporated herein by reference in response to this Item 7.

        Upon prior review and approval by the Compensation Committee of the Board of Directors, the Company has advanced funds to certain officers to cover personal alternative minimum taxes and other costs generated as a result of these officers exercising stock options. The Company has not established a pre-determined amount of funds available for advances to officers, and interest on such advances is charged at the applicable federal rate as published by the Internal Revenue Service.

The current outstanding balance of funds advanced to officers and the highest amounts of outstanding advances for indebtedness exceeding $60,000 at any time since the beginning of fiscal year 2002 are set forth below.

	Current Outstanding Balance	Highest Amounts Outstanding
Timothy J. Dodd	$123,658	$153,658
Thomas P. Friezen	50,495	79,995

        The Company had also pledged certificates of deposit as security for loans, totaling approximately $1,974,000, made by a financial institution to officers of the Company to exercise stock options. These loans were scheduled to mature December 1, 2002.

        In response to the Sarbanes-Oxley Act of 2002, the Board of Directors approved the repurchase of 190,800 and 103,656 shares of the Company's Common Stock from Messrs. Dodd and Friezen, respectively. The repurchase was completed in November 2002. In conjunction with the repurchase of these shares at $6.25 per share, Messrs. Dodd and Friezen received proceeds of $1,192,500 and $647,850, respectively. Mr. Friezen received additional proceeds of $134,706, net of taxes, in conjunction with the unwinding of previous stock option exercises and related officer loans. The proceeds received by Messrs. Dodd and Friezen were used to pay off the executive officers' loans with the financial institution and the Company's certificates of deposit are no longer restricted. Finally, Messrs. Dodd and Friezen were granted stock options to purchase 190,800 and 103,656 shares, respectively, of the Company's Common Stock with an exercise price of $6.25 per share. Such options are first exercisable on December 1, 2002.

ITEM 8. LEGAL PROCEEDINGS

        The information set forth in response to Item 103 of Regulation S-K under "Item 3. Legal Proceedings" in the Company's Form 10-K for the year ended July 31, 2002 is incorporated herein by reference in response to this Item 8.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGRISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        Subject to the paragraph set forth immediately below, the information set forth in response to Item 201 of Regulation S-K under "Item 5. Market for the Registrant's Common Stock and Related Stockholder Matters" in the Company's Form 10-K for the year ended July 31, 2002 is incorporated herein by reference in response to this Item 9 except as noted below.

        Timothy J. Dodd, President and Chief Executive Officer, and Thomas P. Friezen, Chief Financial Officer, hold options to purchase 1,291 and 754 shares, respectively, of the Company's Series C Preferred Stock, $100 par value per share, with each share of Series C Preferred Stock being convertible into 24 shares of Common Stock of the Company. In addition, Mr. Dodd and Mr. Friezen hold options to purchase 190,800 and 103,656 shares, respectively, of the Company's Common Stock. Accordingly, if Messrs. Dodd and Friezen were to exercise all of the options, they would have 221,784 and 121,752 additional shares of Common Stock, respectively. There are no other securities outstanding that would allow a holder thereof to convert to Common Stock. As of November 19, 2002, there were 1,301 record holders of Common Stock.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

        The information set forth in response to Item 701 of Regulation S-K under "Item 5. Market for the Registrant's Common Stock and Related Stockholder Matters" in the Company's Form 10-K for the year ended July 31, 2002 is incorporated herein by reference in response to this Item 10.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

        The following summary of the material features of the Company's Common Stock and Series D Delivery Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and By-Laws of the Company.

Common Stock

        The Company has the authority to issue 75,000,000 shares of Common Stock, $.01 par value per share.

        Voting Rights.    Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of the shareholders of the Company. As required by North Dakota law, there is cumulative voting in the election of directors. The Board of Directors is divided into three classes with staggered terms: Class I, Class II, and Class III. The directors in each of the foregoing classes will serve a three-year term. Because there is cumulative voting in the election of directors of the Company, each holder of Common Stock has a number of votes equal to the number of such holder's shares of Common Stock multiplied by the number of seats on the Board of Directors to be filled. A holder of Common Stock can concentrate such holder's votes upon one nominee or distribute them among the nominees as such holder sees fit.

        Dividends.    Holders of Common Stock are entitled to receive dividends if and when declared by the Board of Directors of the Company out of assets legally available for the payment of dividends, subject to the preferential dividend rights of shares of Series A Preferred Stock, Series B Preferred

Stock, Series C Preferred Stock, Series D Delivery Preferred Stock and any future class of Preferred Stock with dividend rights preferential to the dividend rights of Common Stock.

        Liquidation.    In the event of any dissolution, liquidation, or winding up of the affairs of the Company, whether voluntary or involuntary, after payment of the debts and other liabilities of the Company and after making provision for the preferential liquidation rights of holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Delivery Preferred Stock and any future class of Preferred Stock with liquidation rights preferential to the liquidation rights of Common Stock, the remaining assets of the Company will be distributed ratably among the holders of Common Stock.

Series D Delivery Preferred Stock

        The Company has the authority to issue 11,324,377 shares of Series D Delivery Preferred Stock, $.01 par value per share.

        Voting Rights.    Except as required by North Dakota law, holders of Series D Delivery Preferred Stock are not entitled to vote on any matters to be voted upon by the Company's shareholders.

        Dividends.    Subject to the preferential dividend rights of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and any future class of Preferred Stock with dividend rights preferential to the dividend rights of Series D Delivery Preferred Stock, holders of Series D Delivery Preferred Stock of the Company are entitled to receive, if and when declared by the Board of Directors of the Company out of assets legally available for the payment of dividends, a noncumulative annual dividend of up to $.04 per share on each share of Series D Delivery Preferred Stock held by such holder. The Company must pay holders of Series D Delivery Preferred Stock a dividend of at least $.01 per share before paying any dividends on Common Stock. Dividends on Series D Delivery Preferred Stock have a preference over dividends on Common Stock and will have priority over dividends on any future class of Preferred Stock with dividend rights that are junior to the dividend rights of Series D Delivery Preferred Stock.

        Liquidation.    In the event of any dissolution, liquidation, or winding up of the affairs of the Company, whether voluntary or involuntary, after payment of the debts and other liabilities of the Company and after making provision for the liquidation preference of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and any future class of Preferred Stock with a liquidation preference that is senior to the liquidation rights of Series D Delivery Preferred Stock, but before making provision for the liquidation rights of Common Stock and any future class of Preferred Stock with a liquidation preference that is junior to the liquidation rights of Series D Delivery Preferred Stock, the remaining assets of the Company will be distributed ratably among the holders of Series D Delivery Preferred Stock such that each holder of Series D Delivery Preferred Stock receives the $.01 par value on each share of Series D Delivery Preferred Stock held by such holder. If, upon a liquidation of the Company, the remaining assets of the Company are insufficient to permit payment to holders of Series D Delivery Preferred Stock the aggregate amount to which they are entitled to be paid, then the remaining assets will be distributed ratably among such holders.

        Delivery Privilege.    Each share of Series D Delivery Preferred Stock of the Company gives its holder the privilege, but not the obligation, to deliver one bushel of durum wheat to the Company each year on a "first-come, first-served" basis. From time to time the Company will post notices to the market on its Web site (holders may also telephone the Company for information on market notices) for the purchase of durum wheat. Because the Company will not contact holders of Series D Delivery Preferred Stock when it posts a market notice for the purchase of durum, holders of Series D Delivery Preferred Stock will be required to monitor the Company's Web site (or, alternatively, telephone the Company) to determine whether the Company has posted any such notice. During the 24-hour period following the posting of any market notice and to the extent that the Company's durum wheat requirements as set forth in the market notice have not been fulfilled by other holders of Series D Delivery Preferred Stock, holders of Series D Delivery Preferred Stock will have the right to (i) accept the Company's offer to purchase durum wheat and (ii) deliver durum wheat to the Company on such terms and conditions as are set forth in the market notice. However, in any given fiscal year of the Company, the first-come, first-served privilege to deliver durum wheat shall be exercisable to deliver one bushel of durum wheat only once with respect to each share of Series D Delivery Preferred Stock. During the 24-hour period following the posting of any market notice, the Company will not purchase durum wheat from non-holders of Series D Delivery Preferred Stock to fulfill the Company's durum wheat requirements as set forth in the market notice. If, after the lapse of a certain amount of time (not less than one day), holders of Series D Delivery Preferred Stock have not sold to the Company all of the durum wheat requested in the notice, the Company will be allowed to fulfill its remaining requirements outside of the Series D Delivery Preferred Stock delivery privilege. Such remaining requirements may be filled by purchases of durum from any party, without volume limitation.

        Because the privilege of a holder of Series D Delivery Preferred Stock to deliver durum wheat to the Company only arises if the Company actually requires durum, the privilege is not absolute. Any and all durum wheat delivered by a holder of Series D Delivery Preferred Stock to the Company shall conform to quality specifications established by the Company.

        Transferability. A holder of Series D Delivery Preferred Stock may not transfer his shares of Series D Delivery Preferred Stock without the consent of the Company. The Board of Directors of the Company may withhold giving consent to transfer shares of Series D Delivery Preferred Stock if it believes, in the good-faith exercise of its informed judgment, that such a transfer would not be in the best interests of the Company. In making this determination, the Board of Directors will consider, among other factors, the concentration of shares of Series D Delivery Preferred Stock held by any one shareholder.

        Restriction on Repurchase or Redemption.    There is no restriction on the repurchase or redemption of stock while there is any arrearage in the payment of dividends or sinking fund installments.

Anti-Takeover Provisions

  Provisions in Articles of Incorporation and By-Laws

        The governing documents of the Company contain a number of provisions which may have the effect of delaying (or reducing the likelihood) of a change of control of the Company. First, only one-third of the members of the Board of Directors of the Company stand for election in any year. Second, voting in the election of members of the Board of Directors of the Company will be completed using cumulative voting, as required by North Dakota law. Third, the Articles of Incorporation and Bylaws of the Company require that at least five members of the Board of Directors be residents of the State of North Dakota and that at least three members be agricultural producers. Finally, the Articles of Incorporation of the Company authorize undesignated shares of Preferred Stock and give the members of the Board of Directors the authority to establish the terms and conditions of such undesignated stock.

  Rights Plan

        The Board of Directors of the Company also has adopted a Rights Plan. Under the Rights Plan, the Board of Directors of the Company has declared a dividend of one purchase right (a "Right") for each outstanding share of Common Stock held of record on July 1, 2002. Each Right will entitle the holder to purchase from the Company one-hundredth of one share of Series E Junior Participating Preferred Stock at a specified price, subject to certain adjustments. The Rights will not become exercisable, and will not be transferable apart from the Company's shares of Common Stock, until a person or group has acquired 15% or more of the Company's Common Stock or has commenced a tender or exchange offer for 15% or more of the Company's Common Stock. In those events, each Right will entitle the holder (other than the acquiring person or group) to receive, upon exercise, common shares of either the Company or the acquiring company having value equal to two times the exercise price of the Right.

        The Rights issued under the Rights Plan will be redeemable by the Company's Board of Directors in certain circumstances and will expire ten years from the date of adoption of the Rights Plan. The effect of the Rights Plan will be to permit shareholders other than the potential acquirer to purchase a significant amount of shares of Common Stock at a steep discount to the market, causing significant dilution to a potential acquirer and making an unwanted acquisition unlikely. A Rights Plan can force a potential acquirer to negotiate with the Board of Directors of the Company in order to avoid triggering the Rights Plan. A Rights Plan can also grant the Board of Directors of the Company time to conduct an orderly search for alternatives and gives the Board of Directors time to seek out parties other than the initial suitor. The existence of a Rights Plan and the Company's ability to issue additional shares of Common Stock may be to delay or prevent attempts by other persons or entities to acquire control of the Company without shareholder approval and this could prevent shareholders from realizing a premium on their shares in the event of a change in control transaction.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The North Dakota Business Corporation Act authorizes indemnification of directors and officers of a North Dakota corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Indemnification is not available to directors for breaches of duty of loyalty to the corporation or its shareholders, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law or any transaction from which the director derived as improper personal benefit. The Company's Articles of Incorporation and By-Laws provide for indemnification of directors and officers to the fullest extent permitted under North Dakota law.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        The financial statements set forth in response to Regulation S-X and the supplementary financial information set forth in response to Item 302 under "Item 8. Financial Statements and Supplementary Data" in the Company's Form 10-K for the year ended July 31, 2002 are incorporated herein by reference in response to this Item 13.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        The information set forth in response to Item 304 of Regulation S-K under "Item 9. Disagreements on Accounting and Financial Disclosure" in the Company's Form 10-K for the year ended July 31, 2002 is incorporated herein by reference in response to this Item 14.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

  (a)
  The following financial statements set forth in response to Regulation S-X and the supplementary financial information set forth in response to Item 302 under "Item 8. Financial Statements and Supplementary Data" in the Company's Form 10-K for the year ended July 31, 2002 are incorporated herein by reference and filed as part of this registration statement:

    Independent Auditor's Report

    Consolidated Balance Sheets as of July 31, 2002 and 2001

    Consolidated Statements of Operations for the years ended July 31, 2002, 2001 and 2000

    Consolidated Statements of Changes in Stockholders' Equity for the years ended July 31, 2002, 2001 and 2000

    Consolidated Statements of Cash Flows for the years ended July 31, 2002, 2001 and 2000

    Notes to Consolidated Financial Statements

  (b)
  Exhibits

2.1
Second Amended and Restated Plan of Merger between Dakota Growers Pasta Company and Dakota Growers Pasta Restructuring Cooperative. (Incorporated by reference to Exhibit 2.1 from the Company's Pre-Effective Amendment No. 2 to Form S-4 Registration Statement, File No. 333-81946, dated April 19, 2002.)
2.2
Second Amended and Restated Merger Agreement between Dakota Growers Pasta Restructuring Cooperative and Dakota Growers Corporation. (Incorporated by reference to Exhibit 2.2 from the Company's Pre-Effective Amendment No. 2 to Form S-4 Registration Statement, File No. 333-81946, dated April 19, 2002.)
2.3
Second Amended and Restated Merger Agreement between Dakota Growers Corporation and the Company, formerly Dakota Growers Restructuring Company, Inc. (Incorporated by reference to Exhibit 2.3 from the Company's Pre-Effective Amendment No. 2 to Form S-4 Registration Statement, File No. 333-81946, dated April 19, 2002.)
2.4
Second Amended and Restated Transaction Agreement between Dakota Growers Pasta Company, Dakota Growers Pasta Restructuring Cooperative, Dakota Growers Corporation and the Company, formerly Dakota Growers Restructuring Company, Inc. (Incorporated by reference to Exhibit 2.4 from the Company's Pre-Effective Amendment No. 2 to Form S-4 Registration Statement, File No. 333-81946, dated April 19, 2002.)
3.1
Second Amended and Restated Articles of Incorporation of the Company, formerly Dakota Growers Restructuring Company, Inc. (Incorporated by reference to Exhibit 3.1 from the Company's Pre-Effective Amendment No. 2 to Form S-4 Registration Statement, File No. 333-81946, dated April 19, 2002.)
3.2
Second Amended and Restated Bylaws of the Company, formerly Dakota Growers Restructuring Company, Inc. (Incorporated by reference to Exhibit 3.3 from the Company's Pre-Effective Amendment No. 2 to Form S-4 Registration Statement, File No. 333-81946, dated April 19, 2002.)
3.3
Certificate of Designation of Series E Junior Participating Preferred Stock of the Company, formerly Dakota Growers Restructuring Company, Inc. (Incorporated by reference to Exhibit 3.2 from the Company's Pre-Effective Amendment No. 2 to Form S-4 Registration Statement, File No. 333-81946, dated April 19, 2002.)
4.1
Note Purchase Agreement dated July 15, 1998. (Incorporated by reference to Exhibit 4.1 from Dakota Growers Pasta Company's Amendment No. 1 to Form S-1 Registration Statement on Form S-1/A, File No. 333-65071, declared effective October 21, 1998.)
4.2
Waiver and First Amendment to Note Purchase Agreements dated November 28, 2000. (Incorporated by reference to Exhibit 4.1 from Dakota Growers Pasta Company's Quarterly Report on Form 10-Q, File No. 33-99834, for the quarter ended October 31, 2000.)

4.3
Waiver and Second Amendment to Note Purchase Agreement and Notes dated June 1, 2001. (Incorporated by reference to Exhibit 4.3 from Dakota Growers Pasta Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2001, File No. 33-99834.)
10.1
Indenture of Lease between RLN Leasing, Inc. and Dakota Growers Pasta Company dated May 1, 1997. (Incorporated by reference to Exhibit 10.10 from Dakota Growers Pasta Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997, as amended on September 30, 1998, File No. 33-99834.) Confidential treatment has been granted with respect to portions of this Exhibit.
10.2	Incentive Stock Option Plan. (Incorporated by reference to Exhibit 10.1 from Dakota Growers Pasta Company's Quarterly Report on Form 10-Q, File No. 33-99834, for the quarter ended April 30, 1998.)
10.3
Distribution and Marketing Alliance Agreement between Dakota Growers Pasta Company and Gruppo Euricom dated August 15, 2000. (Incorporated by reference to Exhibit 10.3 from Dakota Growers Pasta Company's Quarterly Report on Form 10-Q, File No. 33-99834, for the quarter ended January 31, 2001.) Confidential treatment has been granted with respect to portions of this Exhibit.
10.4
Five-Year Contract Extension between Dakota Growers Pasta Company and U.S. Foodservice dated December 28, 2000. (Incorporated by reference to Exhibit 10.4 from Dakota Growers Pasta Company's Quarterly Report on Form 10-Q, File No. 33-99834, for the quarter ended January 31, 2001.) Confidential treatment has been granted with respect to portions of this Exhibit.
10.5
Master Loan Agreement and Supplements dated June 20, 2001 between Dakota Growers Pasta Company and CoBank, ACB. (Incorporated by reference to Exhibit 10.7 from Dakota Growers Pasta Company's Annual Report on Form 10-K, File No. 33-99834, for the fiscal year ended July 31, 2001.)
10.6
Amendment to Loan Agreement dated January 24, 2002 between Dakota Growers Pasta Company and CoBank, ACB. (Incorporated by reference to Exhibit 10.2 from Dakota Growers Pasta Company's Quarterly Report on Form 10-Q, File No. 33-99834, for the quarter ended January 31, 2002.)
10.7
Statused Revolving Credit Supplement dated February 15, 2002 between Dakota Growers Pasta Company and CoBank, ACB. (Incorporated by reference to Exhibit 10.1 from Dakota Growers Pasta Company's Quarterly Report on Form 10-Q, File No. 33-99834, for the quarter ended January 31, 2002.)
10.8
First Amendment: Five-Year Contract Extension between Dakota Growers Pasta Company and U.S. Foodservice dated December 20, 2001. (Incorporated by reference to Exhibit 10.3 from Dakota Growers Pasta Company's Quarterly Report on Form 10-Q, File No. 33-99834, for the quarter ended January 31, 2002.) Confidential treatment has been granted with respect to portions of this Exhibit.
10.9
Co-packing Agreement dated April 30, 2002 between Dakota Growers Pasta Company and New World Pasta Company. (Incorporated by reference to Exhibit 10.2 from Dakota Growers Pasta Company's Quarterly Report on Form 10-Q, File No. 33-99834, for the quarter ended April 30, 2002.) Confidential treatment has been granted with respect to portions of this Exhibit.
10.10
Master Lease Agreement dated March 6, 2002 and related Schedule A dated March 29, 2002 between Dakota Growers Pasta Company and Farm Credit Leasing Services Corporation. (Incorporated by reference to Exhibit 10.2 from the Company's Pre-Effective Amendment No. 2 to Form S-4 Registration Statement, File No. 333-81946, dated April 19, 2002.)

10.11
Amended and Restated Share Rights Agreement, dated as of April 19, 2002, by and among the Company, formerly Dakota Growers Restructuring Company, Inc., and Wells Fargo Bank Minnesota, National Association, as Rights Agent. (Incorporated by reference to Exhibit 10.1 from the Company's Pre-Effective Amendment No. 2 to Form S-4 Registration Statement, File No. 333-81946, dated April 19, 2002.)
10.12
Executive Employment Agreement, dated March 25, 2002, between Dakota Growers Pasta Company and Jack Hasper. (Incorporated by reference to Exhibit 10.3 from the Company's Pre-Effective Amendment No. 2 to Form S-4 Registration Statement, File No. 333-81946, dated April 19, 2002.)
21	Subsidiary of the registrant
Name of Subsidiary	Jurisdiction of Incorporation
Primo Piatto, Inc.	Minnesota
23.1	Consent of Independent Auditor; Eide Bailly LLP

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DAKOTA GROWERS PASTA COMPANY, INC.
By:	/s/ TIMOTHY J. DODD Timothy J. Dodd, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND PRINCIPAL EXECUTIVE OFFICER

Dated: November 27, 2002

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SIGNATURES